THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY REQUIRED REGISTRATION OR QUALIFICATION UNDER ANY STATE SECURITIES LAWS, OR THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS.

                    RIGHTSTART.COM INC. SECURED BRIDGE NOTE

                                                   Westlake Village, California
                                                                 April 18, 2000

      RightStart.com Inc., a Delaware corporation (the "Company"), the principal office of which is located at 5388 Sterling Center Drive, Unit C, Westlake Village, California, for value received hereby promises to pay to Fred Kayne ("Holder"), or its registered assigns, the sum of ONE MILLION Dollars ($1,000,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on the earlier to occur of (i) October 18, 2000, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. This Note is issued in connection with the transactions described in Section 1.1 of that certain Secured Bridge Note and Warrant Purchase Agreement between the Company and the Investors named therein, dated as of April 18, 1999, as the same may from time to time be amended, modified or supplemented (the "Purchase Agreement"). The holder of this Note is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. This Note is one of the Notes referred to as the "Bridge Notes" in the Purchase Agreement.

      The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(i) "Company" means RightStart.com Inc., a Delaware corporation and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

(ii) "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

(iii)      "Affiliate" of any Person means a Person (1) that directly or
            ---------
             indirectly controls, or is controlled by, or is under common control with, such other Person, (2) that beneficially owns ten percent (10%) or more of the Voting Stock of such other Person, or (3) ten percent (10%) or more of the Voting Stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is owned by such other Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iv) "Contingent Warrants" shall have the meaning ascribed to that term in the Purchase Agreement.

(v) "Person" shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

(vi) "Voting Stock" shall mean any equity security entitling the holder of such security to vote at meetings of shareholders except an equity security which entitles the holder of such security to vote only upon the occurrence of some contingency, unless that contingency shall have occurred and be continuing.

2. Interest. On October 18, 2000 or upon earlier repayment, the Company shall pay interest at the rate of ten percent (10%) per annum (the "Initial Interest Rate") on the principal of this Note outstanding
        ----------------------
        during the period beginning on the date of issuance of this Note and ending on the date that the principal amount of this Note becomes due and payable or is earlier repaid. The Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or a portion of the principal of or interest on this Note as contemplated in this Note, wherever enacted, now or at any time later in force, or that may materially affect the covenants or the performance of this Note in any manner inconsistent with its provisions. The Company expressly waives all benefit or advantage of any such law, and will not hinder, delay or impede the execution of any power granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted. If a court of competent jurisdiction prescribes that the Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Note, and any amount of interest paid by the Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on the Note.

3. Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the entire principal and unpaid accrued interest on the Notes shall become immediately due and payable:

(i)   Default in the payment of the principal and unpaid accrued interest of the Notes when due and payable; or

(ii)  The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors; or

(iii)      If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

        Upon an Event of Default under Section 3(i), the Company shall, to the extent it has not already done so, issue to the Holder of this Note, Contingent Warrants to purchase a number of shares of the Company's common stock, par value $.01 per share, equal to the aggregate principal amount of this Note with respect to which such Event of Default exists multiplied by the quotient of (i) 12,000,000 divided by (ii) $3,000,000.

4. Early Repayment. The Company may repay this Note in whole or in part at any time after notice to the Holder at a price equal to the principal amount of this Note being repaid plus accrued and unpaid interest thereon. The Company shall provide the Holder with not less than 3 days prior written notice of its intent to make any such repayment which notice shall state (i) the aggregate principal amount of this Note to be repaid, (ii) the accrued principal to be paid, (iii) the date set for repayment, (iv) the place where repayment will be made,
        (v) that, if this Note is being repaid in part, new Notes in an aggregate principal amount equal to the unrepaid portion of this Note will be issued to the Holder, (vi) that this Note must be surrendered to receive the repayment amount and (vii) that, unless the Company fails to make the amount necessary for repayment of the Note available to this Holder, the Note will cease to accrue interest on an after the date set for repayment. Upon surrender of this Note after such notice for repayment, the Company shall pay the Holders the amount set forth in such notice together with accrued and unpaid principal
        thereon in accordance with Section 2.   If the amount necessary for
        repayment of this Note has been made available to the Holder as set forth in such notice, this Note will cease to accrue interest on an after the date set for repayment. Any partial repayment of the Notes shall be made pro rata among the holders of all of the Notes. Upon surrender of this Note for partial repayment, the Company shall issue a new Note equal in aggregate principal amount to the unrepaid portion of this Note so surrendered.

5. Assignment. Subject to the restrictions on transfer described in Section 6 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

      6.Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and holders of at least a majority of the aggregate outstanding principal amount of all then outstanding Notes issued pursuant to the Purchase Agreement. Notwithstanding the immediately preceding sentence, however, this Note may not be amended without the Holder's consent if such amendment would
        (i) reduce the rate at which interest accrues on this Note, (ii) reduce the principal of this Note or change the fixed maturity, (iii) waive a default in payment of principal of, or interest on, this Note or (iv) amend this Section 6.

      7.Restrictions on Transferability. The Notes shall not be transferable except upon the conditions specified in this Section 7.

                7.1 Transfer to an Affiliate. The Holder shall have the right to transfer any Notes to any Affiliate of the Holder, in each case free of the restrictions imposed by this Section 7 other than the requirement as to the legending of the certificates for such Notes specified in Section 7.3. No opinion of counsel shall be required for a transfer of Notes to an Affiliate of the Holder.

                7.2 Transfer to a Non-Affiliate. The Holder and his or her or her subsequent transferees shall have the right to transfer any Note to a non-Affiliate of Holder as follows:

                (a) Prior to any transfer or attempted transfer of any Notes to a non-Affiliate of Holder, the holder of such Note shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in reasonable detail.

                (b) Upon receipt of such notice, the Company may request an opinion of counsel of a transferring holder to the effect that such proposed transfer may be effected without registration under the Securities Act. Upon receipt of such opinion, or if the Company does not request such an opinion, within five (5) Business Days after receiving notice of the proposed transfer, the Company shall, as promptly as practicable, so notify the holder of such Notes and such holder shall thereupon be entitled to transfer such Notes in accordance with the terms of the notice delivered by such holder to the Company. Each Note so transferred shall bear the restrictive legend set forth in Section 6.3, unless in the opinion of the Company or the opinion of such counsel, if requested, pursuant to Rule 144(k) of the Securities Act or otherwise, such legend is not required in order to ensure compliance with the Securities Act. The fees and expenses of counsel for any such opinion shall be paid by the Company.

                7.3 Restrictive Legend. Unless and until this Note has been registered under the Securities Act, this Note and each Note issued on partial repayment of this Note or issued to any transferee of any such Note, shall be stamped or otherwise imprinted with a legend in substantially the following form:

           "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY REQUIRED REGISTRATION OR QUALIFICATION UNDER ANY STATE SECURITIES LAWS, OR THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS."

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

      9. Heading: References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

      IN WITNESS WHEREOF, the Company has caused this Note to be issued this 18th day of April, 2000.

                               RIGHTSTART.COM INC.

                          By: /s/Jerry R. Welch
                          ---------------------
                                 Jerry R. Welch
                               President and Chief Executive Officer

Name of Holder: Fred Kayne
Address: c/o Fortune Financial
1800 Avenue of the Stars, Suite 1112
Los Angeles, California 90067